Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-173811) of Simpson Manufacturing Co., Inc. of our report dated June 13, 2014, with respect to the statements of net assets available for benefits of Simpson Manufacturing Co. Inc. 401(k) Profit Sharing Plan for Hourly Employees as of December 31, 2013 and 2012, the related statement of changes in net assets available for benefits for the year ended December 31, 2013 and the related supplemental schedules as of and for the year ended December 31, 2013, appearing in this Annual Report (Form 11-K) of Simpson Manufacturing Co. Inc. 401(k) Profit Sharing Plan for Hourly Employees.

/s/ ARMANINO LLP
San Ramon, California

June 13, 2014